Exhibit 99.1

NEWS RELEASE for February 28, 2011

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES AGREEMENT TO ACQUIRE A MAJORITY INTEREST IN

W.E.T. AUTOMOTIVE SYSTEMS

Amerigon Intends to Launch a Tender Offer for Remaining Shares

NORTHVILLE, MICHIGAN, U.S.A. AND ODELZHAUSEN, GERMANY (February 28, 2011) . . . Amerigon Incorporated (NASDAQ-GS: ARGN) (“Amerigon” or the “Company”) today announced that it had entered into a purchase agreement with shareholders representing 75.6% of the voting shares of W.E.T. Automotive Systems (W.E.T.), a publicly-traded German company located in Odelzhausen, Germany. Under the terms of the agreement, Amerigon would purchase all of the shares held by such shareholders at a price of €40 per share (or $55 per share at a €/$1.37 exchange rate). Concurrent with such transaction, Amerigon intends to launch a tender offer for the remaining voting shares of W.E.T. at the same price. Based on the 3,040,000 voting shares in W.E.T. presently outstanding, the transaction would value W.E.T. at €121.6 million (or $166.6 million at a €/$1.37 exchange rate). W.E.T.’s reported worldwide revenues for the year ended December 31, 2010 were approximately €227 million (or $311 million at a €/$1.37 exchange rate).

The closing of the share acquisition under the purchase agreement is contingent upon, among other things, Amerigon securing all necessary financing, including with respect to the tender offer, and providing the German Financial Supervisory Authority with documentation of such financing, as required by German law. The agreement is further contingent upon receiving all necessary approvals by the appropriate regulatory authorities in the countries where Amerigon and W.E.T. operate. The €40 price for W.E.T. shares is a 52% premium over a volume-weighted average trading price of W.E.T.’s shares over the past three months of €26. The purchase agreement and the planned tender offer have the approval of the Supervisory Board of W.E.T. and of its Management Board.

Amerigon and W.E.T. are presently engaged in lawsuits concerning intellectual property. They have agreed to jointly apply to the applicable court for a temporary suspension of proceedings pending successful completion of the acquisition.

Dan Coker, President and Chief Executive Officer of Amerigon said “W.E.T. is an outstanding company with a strong global presence. We believe that the two companies, with their respective strengths and working together, will be an even more responsive supplier to their customers and an even more effective developer of new products incorporating their respective technologies.”

Caspar Baumhauer, Chief Executive Officer and Member of the Management Board of W.E.T. stated, “The Management Board and the Supervisory Board support the Amerigon tender offer as being in the best interests of W.E.T. and its shareholders. The complementarity of the two companies’ business models and their respective business strengths will enable us to become an even more competitive supplier in the very demanding global automotive industry”

The closings of the acquisitions under the purchase agreement and the tender offer are expected to take place at the beginning of the second quarter of 2011. Assuming successful completion of such transactions, previous revenue and earnings guidance given by Amerigon is no longer applicable and no revised guidance can be offered at this time.

About Amerigon

Amerigon develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit Amerigon’s website at www.amerigon.com.

About W.E.T.

W.E.T. is a global leader in the automotive industry, with a particular focus on thermal seat comfort. Established in 1968 and headquartered in Odelzhausen, near Munich, Germany, the company operates facilities in Europe, North America and Asia. For more information, please visit W.E.T.’s website at www.wet-group.com

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2010.